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                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           ------------

                           SCHEDULE 13D
            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No. 5)

                         DEP Corporation
                         (Name Of Issuer)

                           ------------

             COMMON STOCK, PAR VALUE $0.01 PER SHARE
                  (Title of Class of Securities)

                           233202-40-7
              -------------------------------------
              (CUSIP Number of Class of Securities)

                           ------------

                     Ms. Petra U. Hammerlein
                           Henkel KGaA
                         Henkelstrasse 67
                        D-40191 Dusseldorf
                             Germany
                         49-211-797-3362
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)

                           ------------

                             COPY TO:
                      William A. Groll, Esq.
                Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                     New York, New York 10006
                          (212) 225-2000

                           ------------


                        September 18, 1998
                  -----------------------------
                  (Date of Event which Requires
                    Filing of this Statement)

      If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule
13d-1(b)(3) or (4), check the following box [ ].


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                         Page 1 of 5 Pages
                  Exhibit Index Appears on Page 4
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      Henkel Acquisition Corp. II ("Purchaser") and Henkel KGaA
("Parent") hereby amend and supplement their Schedule 13D originally filed on July 20, 1998, as previously amended (the "Schedule 13D"), with respect to the Common Stock, par value $0.01 per share, of DEP Corporation, a Delaware corporation. Capitalized terms not defined herein have the meanings assigned thereto in the Schedule 13D.

Item 4.  Purpose of Transaction.

      and

Item 5.  Interest in Securities of the Issuer.

      On September 18, 1998, Henkel KGaA issued a press release, a copy of which is included as Exhibit 99 hereto and the information contained therein is incorporated herein by this reference.


Item 7.  Material to be filed as Exhibits.

      Exhibit 99. Press Release issued by Henkel KGaA on
September 18, 1998.


                       Page 2 of 5 Pages
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                             SIGNATURE


      After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  September 18, 1998


                             HENKEL ACQUISITION CORP. II


                             by  /s/ Ernest G. Szoke
                                ------------------------------
                                Name: Ernest G. Szoke
                                Title: President and Secretary



                             HENKEL KGaA


                             by  /s/ Christoph Kirchner
                                ------------------------------
                                Name: Christoph Kirchner
                                Title: VP Affiliated Companies
                                       Cosmetics


                             by /s/ Petra U. Hammerlein
                                ------------------------------
                                Name: Petra U. Hammerlein
                                Title: Senior Counsel


                        Page 3 of 5 Pages
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                          EXHIBIT INDEX

EXHIBIT
NUMBER      EXHIBIT NAME
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99          Press Release dated September 18, 1998.


                       Page 4 of 5 Pages